Exhibit 99.1

PROCOM TECHNOLOGY, INC. RECEIVES NASDAQ DELISTING NOTICE

Irvine, Calif., June 27, 2003 – Procom Technology, Inc. (Nasdaq: PRCM) today announced that it has received a letter from the Nasdaq Listing Qualifications Staff dated June 24, 2003 indicating that, as a result of the Company’s failure to timely file with the Securities and Exchange Commission its Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2003, the Company fails to comply with Nasdaq Marketplace Rule 4310(c)(14) requiring the timely filing of periodic reports and that, accordingly, the Company’s securities will be delisted from the Nasdaq Stock Market at the opening of business on July 3, 2003 unless the Company requests a hearing in accordance with applicable Nasdaq Marketplace Rules.

The Company intends to request a hearing before the Nasdaq Listing Qualifications Panel to appeal the Staff’s determination. Pending the appeal process, the Company’s shares would continue to be listed on The Nasdaq SmallCap Market.

The Company previously disclosed in its Annual Report on Form 10-K for the fiscal year ended July 31, 2002 that it had been notified by Nasdaq that the bid price of its common stock had closed below $1.00 per share for 30 consecutive trading days, and accordingly, that it did not comply with Marketplace Rule 4450(a)(5). In March 2003, the Company transferred to The Nasdaq SmallCap Market and was afforded the remainder of a 180-day grace period for that market, or until January 21, 2003, to regain such compliance. On March 3, 2003, the Staff notified the Company that it had not regained compliance with the minimum $1.00 closing bid price per share requirement and granted the Company an additional 180-day grace period, which commenced on January 21, 2003. The Company has not regained compliance with the minimum bid price requirement. The Staff’s June 24 letter indicates that the Company would also need to address compliance with this requirement at the hearing.

The Company cannot provide any assurance that it will be successful in its efforts to maintain continued listing on The Nasdaq SmallCap Market.

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, comments regarding the Company’s efforts to develop competitive NAS products and to increase its sales of NAS products. Future results could be affected materially as a result of important factors, including, without limitation, adverse economic conditions and weak corporate information technology expenditures, competitive product introductions, price competition, the failure of any significant customer, any failure or delay in the Company’s ability to develop and introduce new products and enhancements to existing products, any unfavorable change in the relationship with channel partners and other resellers of the Company’s products, any decrease in the growth of the market for NAS, foreign currency fluctuations, and other factors set forth in the Company’s Annual Reports on Form 10-K for the 2001 and 2002 fiscal years, and in the Company’s other filings with the Securities and Exchange Commission. The Company undertakes no obligation to publish revised forward-looking statements to reflect the occurrence of unanticipated events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers are urged to carefully review and consider the various disclosures made by the Company to advise interested parties of certain risks and other factors that may affect the Company’s business and operating results, including the disclosures made in the Company’s Annual Reports on Form 10-K for the 2001 and 2002 fiscal years and in other filings by the Company with the Securities and Exchange Commission.